Exhibit 99

Contact Information:

Bernard V. Buonanno, Jr., Chairman

401-274-9200

PRESS RELEASE

OLD STONE CORPORATION

July 10, 2006

OLD STONE PETITIONS FOR REHEARING

OF APPELLATE PANEL DECISION

Providence, RI. Old Stone Corporation announced that it has filed a petition with the U.S. Federal Circuit Court of Appeals seeking rehearing of a three-judge panel’s decision. The earlier ruling affirmed in part and reversed in part a decision of the U.S. Court of Federal Claims, leaving Old Stone with an award of $74.5 million in the company’s breach of contract claim against the federal government. In November 2004, Judge Robert H. Hodges, Jr. of the U.S. Court of Federal Claims, following a three-week trial, had awarded Old Stone $192.5 million in damages claims.

Bernard V. Buonanno, Jr., Old Stone Chairman stated: “We believe that our damages claims are strong and should have been affirmed in full under well established precedents. We ask the panel to agree to rehear its earlier decision or, in the alternative, for the full Circuit Court to hear the case.”

Old Stone’s claim was for damages that Old Stone Corporation incurred based on the government’s breach of certain agreements with the Corporation regarding its former subsidiary, Old Stone Bank. The suit, which Old Stone filed in the Claims Court in September, 1992 alleges, among other things, breach of contract by the federal government in taking away benefits promised Old Stone Corporation arising out of its acquisition of Rhode Island Federal Savings & Loan of Providence, Rhode Island in 1984 and Citizens Federal Savings & Loan of Seattle, Washington in 1985. The Claims Court had previously ruled that the government breached Old Stone’s contracts upon passage of federal legislation called FIRREA in August of 1989, at which time the government reneged on promised regulatory capital treatment for Old Stone and dozens of other companies that had acquired troubled thrifts in the 1980’s.

In this case, Old Stone Corporation sought damages for the value of capital contributions it made to Old Stone Bank as required by the government. Approximately $118 million of those occurred at the time of the acquisitions of Rhode Island Federal and Citizens Federal. The other $74.5 million in contributions occurred following the 1989 passage of FIRREA and were made at the direction of federal regulators.

There is no guarantee that the case will be finalized in the near future; nor can the Corporation predict the eventual resolution of this case, including the amount, if any, of damages that it might ultimately recover.